Exhibit 99.1

     BANCFIRST CORPORATION ANNOUNCES ACQUISITION OF FIRST BARTLESVILLE BANK

    OKLAHOMA CITY, Aug. 4 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) announced that it has completed the acquisition of First Bartlesville Bank on August 3, 2006. First Bartlesville Bank has approximately $47 million in assets, $42 million in deposits, and $3.9 million in equity capital. The acquisition will be accounted for as a purchase. The bank will operate as First Bartlesville Bank until its systems are merged into the BancFirst system later this year.

    David Rainbolt, BancFirst Corporation, President and Chief Executive Officer stated, "Bartlesville is one of Oklahoma's most prominent communities both historically and in terms of the opportunity it has in front of it, and we are excited to become a part of it. The caliber of First Bartlesville's staff gives it a great foundation for growth."

    Glenn Bonner, First Bartlesville Bank, President and Chief Executive Officer stated, "BancFirst has a community bank culture and philosophy that fits Bartlesville. With their resources, we can offer our customers a much broader array of products and services. We also look forward to starting our new permanent location later this year."

    BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with total assets of $3.4 billion, loans of $2.3 billion, deposits of $3.0 billion and equity of $320 million. BancFirst offers banking services throughout 47 communities across Oklahoma.

    This press release may include forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             08/04/2006
    /CONTACT: David Rainbolt, Chief Executive Officer of BancFirst Corporation, +1-405-270-1002; or Glenn Bonner, President and Chief Executive Officer of First Bartlesville Bank, +1-918-338-4390/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040818/BANFLOGO
              PRN Photo Desk photodesk@prnewswire.com /
    (BANF)